Number: BC1149138

CERTIFICATE
OF
CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that A2Z TECHNOLOGIES CANADA CORP. changed its name to A2Z SMART TECHNOLOGIES CORP. on July 21, 2020 at 09:57 AM Pacific Time.

ELECTRONIC CERTIFICATE

Issued under my hand at Victoria, British Columbia
On July 21, 2020

CAROL PREST
Registrar of Companies
Province of British Columbia
Canada